Cusip No. 93148P102	Page 1 of 59 Pages

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
(Amendment No. 1)
Under the Securities Exchange Act of 1934

WALKER & DUNLOP, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

93148P102

(CUSIP Number)

Galaxy Acquisition LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, NY  10105
Attention: Michael J. Cohn
Tel:  212-798-6100
Fax:  212-798-6075

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
Copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY  10019
Attention:  Matthew J. Rizzo, Esq.
Tel:  (212) 839-5300
Fax:  (212) 839-5599

September 4, 2012

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule §240.13d-7 for other parties to whom copies are to be sent.

(*) The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Cusip No. 93148P102	Page 2 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CW Financial Services LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

Cusip No. 93148P102	Page 3 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Galaxy Acquisition LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

Cusip No. 93148P102	Page 4 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Galaxy CF Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as holder of 50% of the membership interests of Galaxy Acquisition LLC.

Cusip No. 93148P102	Page 5 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Galaxy PEF Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as holder of 50% of the membership interests of Galaxy Acquisition LLC.

Cusip No. 93148P102	Page 6 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (A) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 11.7678528% of the membership interests of Galaxy CF Holdings LLC.

Cusip No. 93148P102	Page 7 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (A) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 9.5368227% of the membership interests of Galaxy CF Holdings LLC.

Cusip No. 93148P102	Page 8 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (E) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 0.4840971% of the membership interests of Galaxy CF Holdings LLC.

Cusip No. 93148P102	Page 9 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 13.3333333% of the membership interests of Galaxy CF Holdings LLC.

Cusip No. 93148P102	Page 10 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 3.3333333% of the membership interests of Galaxy CF Holdings LLC.

Cusip No. 93148P102	Page 11 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Galaxy CF UST Investment Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 61.5445608% of the membership interests of Galaxy CF Holdings LLC.

Cusip No. 93148P102	Page 12 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (B) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 25.028784% of the membership interests of Galaxy CF UST Investment Holdings LLC.

Cusip No. 93148P102	Page 13 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 20.843909% of the membership interests of Galaxy CF UST Investment Holdings LLC.

Cusip No. 93148P102	Page 14 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (B) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 10.596415% of the membership interests of Galaxy CF UST Investment Holdings LLC.

Cusip No. 93148P102	Page 15 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 14.869850% of the membership interests of Galaxy CF UST Investment Holdings LLC.

Cusip No. 93148P102	Page 16 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (D) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 1.580393% of the membership interests of Galaxy CF UST Investment Holdings LLC.

Cusip No. 93148P102	Page 17 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FTS SIP L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 27.080649% of the membership interests of Galaxy CF UST Investment Holdings LLC.

Cusip No. 93148P102	Page 18 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO Fund GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as general partner of Fortress Credit Opportunities Fund (A) LP, Fortress Credit Opportunities Fund (B) LP and Fortress Credit Opportunities Fund (C) L.P.

Cusip No. 93148P102	Page 19 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO Fund II GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1)
Solely in its capacity as general partner of Fortress Credit Opportunities Fund (A) LP, Fortress Credit Opportunities Fund II (E) LP, Fortress Credit Opportunities Fund II (B) LP, Fortress Credit Opportunities Fund II (D) L.P.

Cusip No. 93148P102	Page 20 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as general partner of FTS SIP L.P.

Cusip No. 93148P102	Page 21 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as general partner of FCO MA II LP.

Cusip No. 93148P102	Page 22 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as general partner of FCO MA LSS LP.

Cusip No. 93148P102	Page 23 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1)
Solely in its capacity as investment advisor of Fortress Credit Opportunities Fund (A) LP, Fortress Credit Opportunities Fund II (A) LP, Fortress Credit Opportunities Fund II (E) LP,  Fortress Credit Opportunities Fund (B) LP,  Fortress Credit Opportunities Fund (C) L.P.,  Fortress Credit Opportunities Fund II (B) LP,  Fortress Credit Opportunities Fund II (C) L.P. and  Fortress Credit Opportunities Fund II (D) L.P. pursuant to the management agreements.

Cusip No. 93148P102	Page 24 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities MA Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as investment advisor of FTS SIP L.P. pursuant to a management agreement.

Cusip No. 93148P102	Page 25 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities MA II Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as investment advisor of FCO MA II LP pursuant to a management agreement.

Cusip No. 93148P102	Page 26 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as investment advisor of FCO MA LSS LP pursuant to a management agreement.

Cusip No. 93148P102	Page 27 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund A) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 45.74702% of the membership interests of Galaxy PEF Holdings LLC.

Cusip No. 93148P102	Page 28 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund D) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 19.16239% of the membership interests of Galaxy PEF Holdings LLC.

Cusip No. 93148P102	Page 29 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund E) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 0.52732% of the membership interests of Galaxy PEF Holdings LLC.

Cusip No. 93148P102	Page 30 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Galaxy Acquisition Blocker B LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as holder of 14.80996% of the membership interests of Galaxy PEF Holdings LLC.

Cusip No. 93148P102	Page 31 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Galacy Acquisition Blocker CFG LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as holder of 19.75331% of the membership interests of Galaxy PEF Holdings LLC.

Cusip No. 93148P102	Page 32 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund B) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of all the membership interests of Galaxy Acquisition Blocker B LLC.

Cusip No. 93148P102	Page 33 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 80.23784% of the membership interests of Galaxy Acquisition Blocker CFG LLC.

Cusip No. 93148P102	Page 34 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund F) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 7.78533% of the membership interests of Galaxy Acquisition Blocker CFG LLC.

Cusip No. 93148P102	Page 35 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund G) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1) Solely in its capacity as holder of 11.97683% of the membership interests of Galaxy Acquisition Blocker CFG LLC.

Cusip No. 93148P102	Page 36 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1)	Solely in its capacity as general partner of Fortress Investment Fund V (Fund A) L.P. Fortress Investment Fund V (Fund D) L.P. and Fortress Investment Fund V (Fund E) L.P.

Cusip No. 93148P102	Page 37 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP (BCF) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1)
Solely in its capacity as general partner of Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P. and Fortress Investment Fund V (Fund G) L.P.

Cusip No. 93148P102	Page 38 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1)
Solely in its capacity as investment advisor to Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D) L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P. and Fortress Investment Fund V (Fund G) L.P. pursuant to management agreements, and as owner of the membership interests of Fortress Credit Opportunities Advisors LLC, Fortress Credit Opportunities MA Advisors LLC, Fortress Credit Opportunities MA II Advisors LLC and FCO MA LSS Advisors LLC.

Cusip No. 93148P102	Page 39 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Hybrid GP Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1)	Solely in its capacity as hoder of all the membership interests of FCO Fund GP LLC, FCO Fund II GP LLC, FCO MA GP LLC, FCO MA II GP LSS, and FCO MA LSS GP LLC.

Cusip No. 93148P102	Page 40 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP Holdings Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as general partner of Fortress Fund V GP L.P.

Cusip No. 93148P102	Page 41 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP (BCF) Holdings Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as general partner of Fortress Fund V GP (BCF) L.P.

Cusip No. 93148P102	Page 42 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Principal Holdings I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1)	Solely in its capacity as holder of all limited company interests in Fortress Fund V GP (BCF) Holdings Ltd.

Cusip No. 93148P102	Page 43 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG Asset Co. LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1) Solely in its capacity as general partner of Principal Holdings I LP.

Cusip No. 93148P102	Page 44 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Operating Entity I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* PN

*See Instructions

(1)	Solely in its capacity as managing member of Hybrid GP Holdings LLC, as holder of all membership interests of FIG LLC, and a holder of all limited company interests of Fortress Fund V GP Holdings Ltd.

Cusip No. 93148P102	Page 45 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG Corp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* CO

*See Instructions

(1) Solely in its capacity as general partner of Fortress Operating Entity I LP.

Cusip No. 93148P102	Page 46 of 59 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Group LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	16,423,823 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	11,647,255 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		16,423,823
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

47.6% (BASED ON 34,494,296 SHARES, WHICH IS THE SUM OF 11,647,255 SHARES ISSUED PURSUANT TO THE PURCHASE AGREEMENT (DEFINED BELOW) PLUS 22,847,041 SHARES OUTSTANDING AS OF AUGUST 7, 2012, AS REPORTED BY THE COMPANY ON ITS FORM 10-Q FILED AUGUST 9, 2012)

14.	TYPE OF REPORTING PERSON* OO

*See Instructions

(1)	Solely in its capacity as holder of all shares of FIG Corp. and all membership interests of FIG Asset Co. LLC.

Cusip No. 93148P102	Page 47 of 59 Pages

Introduction.

This Amendment No. 1 to the statement on Schedule 13D (this “Amendment”) amends the statement on Schedule 13D filed on June 19, 2012 (the “Statement”) with respect to the shares of common stock, par value $0.01 per share (the “Common Stock”), of Walker & Dunlop, Inc., a Maryland corporation (the “Company”).

This Amendment is filed jointly by the following Reporting Persons: (i) CW Financial Services LLC (“CW Financial”), (ii) Galaxy Acquisition LLC (“Galaxy”), (iii) Galaxy CF Holdings LLC (“Galaxy CF Holdings”), (iv) Galaxy PEF Holdings LLC (“Galaxy PEF Holdings”), (v) Fortress Credit Opportunities Fund (A) LP (“FCOF (A)”), (vi) Fortress Credit Opportunities Fund II (A) LP (“FCOF II (A)”), (vii) Fortress Credit Opportunities Fund II (E) LP (“FCOF II (E)”), (viii) FCO MA II LP (“FCO MA II”), (ix) FCO MA LSS LP (“FCO MA LSS”), (x) Galaxy CF UST Investment Holdings LLC (“Galaxy CF UST”), (xi) Fortress Credit Opportunities Fund (B) LP (“FCOF (B)”), (xii) Fortress Credit Opportunities Fund (C) L.P. (“FCOF (C)”), (xiii) Fortress Credit Opportunities Fund II (B) LP (“FCOF II (B)”), (xiv) Fortress Credit Opportunities Fund II (C) L.P. (“FCOF II (C)”), (xv) Fortress Credit Opportunities Fund II (D) L.P. (“FCOF II (D)”), (xvi) FTS SIP L.P. (“FTS SIP”), (xvii) FCO Fund GP LLC (“FCO Fund GP”), (xviii) FCO Fund II GP LLC (“FCO Fund II GP”), (xix) FCO MA GP LLC (“FCO MA GP”), (xx) FCO MA II GP LLC (“FCO MA II GP”), (xxi) FCO MA LSS GP LLC (“FCO MA LSS GP”), (xxii) Fortress Credit Opportunities Advisors LLC (“FCO Advisors”), (xxiii) Fortress Credit Opportunities MA Advisors LLC (“FCO MA Advisors”), (xxiv) Fortress Credit Opportunities MA II Advisors LLC (“FCO MA II Advisors”), (xxv) FCO MA LSS Advisors LLC (“FCO MA LSS Advisors”), (xxvi) Fortress Investment Fund V (Fund A) L.P. (“FIF V (A)”), (xxvii) Fortress Investment Fund V (Fund D) L.P. (“FIF V (D)”), (xxviii) Fortress Investment Fund V (Fund E) L.P. (“FIF V (E)”), (xxix) Galaxy Acquisition Blocker B LLC (“Galaxy Blocker B”), (xxx) Galaxy Acquisition Blocker CFG LLC (“Galaxy Blocker CFG”), (xxxi) Fortress Investment Fund V (Fund B) L.P. (“FIF V (B)”), (xxxii) Fortress Investment Fund V (Fund C) L.P. (“FIF V (C)”), (xxxiii) Fortress Investment Fund V (Fund F) L.P. (“FIF V (F)”), (xxxiv) Fortress Investment Fund V (Fund G) L.P. (“FIF V (G)”), (xxxv) Fortress Fund V GP L.P. (“FF V GP”), (xxxvi) Fortress Fund V GP (BCF) L.P. (“FF V GP (BCF)”), (xxxvii) FIG LLC, (xxxviii) Hybrid GP Holdings LLC (“Hybrid GP Holdings”), (xxxix) Fortress Fund V GP Holdings Ltd. (“FF V GP Holdings”), (xl) Fortress Fund V GP (BCF) Holdings Ltd. (“FF V GP (BCF) Holdings”), (xli) Principal Holdings I LP (“Principal Holdings I”), (xlii) FIG Asset Co. LLC (“FIG Asset Co.”), (xliii) Fortress Operating Entity I LP (“FOE I”), (xliv) FIG Corp. and (xlv) Fortress Investment Group LLC.

 Except as provided herein, this Amendment does not modify any of the information previously reported on the Statement.  Capitalized terms used but not defined herein have the meanings given to them in the Statement.

Item 3.  Source and Amount of Funds or Other Consideration.

Item 3 of the Statement is amended and updated by adding the following:

On September 4, 2012, the Company issued 11,647,255 shares of Common Stock (the “Stock Consideration”) to CW Financial, as partial consideration for the sale by CW Financial of CWCapital LLC, (“CWCapital”), a direct wholly owned subsidiary of CW Financial, to  Walker & Dunlop, LLC (as “Purchaser”), pursuant to a Purchase Agreement (the “Purchase Agreement”), dated June 7, 2012, by and among the Company, Purchaser, CW Financial and CWCapital.

Item 4.  Purpose of the Transaction.

Item 4 (a)-(d) of the Statement is amended and updated by adding the following:

Sale of CWCapital

On August 30, 2012, at a special meeting of the stockholders of the Company (the “Special Meeting”), the stockholders of the Company approved the issuance of the Stock Consideration to CW Financial in connection with the Purchase Agreement. The sale of CWCapital to Purchaser was completed on September 4, 2012, and the Stock Consideration was issued to CW Financial on September 4, 2012.  CW Financial transferred the Stock Consideration to Galaxy, on September 4, 2012.  Galaxy indirectly owns 100% of the membership interests of CW Financial.

Cusip No. 93148P102	Page 48 of 59 Pages

With respect to the stockholders that are parties to the Voting Agreements, the obligations to vote in favor of the proposal to issue the Stock Consideration in connection with the Purchase Agreement, and the corresponding restriction on the transfer of the Common Stock held by such stockholders prior to the Special Meeting, have terminated in accordance with the terms of the Voting Agreements.

The Voting Agreement among the Company, the Purchaser , Column Guaranteed LLC (“Column”) and CW Financial (the “Column Voting Agreement”) provides that to the extent Column owns, directly or indirectly, at least 10% of the then outstanding Common Stock of the Company, at the annual meeting of shareholders of the Company for the 2013 and 2014 calendar years, or at any special meeting of shareholders of the Company held prior to the Company’s 2014 annual meeting of shareholders at which directors of the Company are to be elected, or at any taking of action by written consent of shareholders of Company prior to the Company’s 2014 annual meeting of shareholders with respect to which directors of the Company are to be elected, Column has the right (but not the obligation) to designate one nominee for election to the Board of Directors of the Company (such nominee, the “Column Nominee”). At each such election of directors of the Company, CW Financial and its affiliates agreed to vote its shares of Common Stock then held by CW Financial and its affiliates in favor of electing the Column Nominee to the Board of Directors of the Company, and Column agreed to vote all of the shares of Common Stock then held by Column in favor of electing the nominees of CW Financial or its affiliates to the Board of Directors of the Company.

Item 4(j) is amended and updated by adding the following:

Except as set forth in the Statement or this Amendment, none of the Reporting Persons nor, to the knowledge of the Reporting Persons, any person set forth on Schedule A to the Statement, has any present plans or proposals which relate to or would result in any of the actions specified in clauses (a) through (i) of Item 4 of the Statement.

Item 5.  Interest in Securities of the Issuer.

Items 5(a)-(b) of the Statement are amended and restated as follows:

(a)-(b)

Pursuant to the Column Voting Agreement as described in Item 4 above, the Reporting Persons may be deemed to have beneficial ownership of 4,776,568 shares of Common Stock held by Column (approximately 13.8% of the total number of shares of Common Stock outstanding).  As the result of the termination of certain provisions of the Voting Agreements as described in Item 4 above, the Reporting Persons disclaim any beneficial ownership of the shares of Common Stock held by the stockholders (other than Column) that are parties to the Voting Agreements.

Galaxy directly owns 11,647,255 shares of Common Stock (approximately 33.8% of the total number of shares of Common Stock outstanding), which represents the Stock Consideration issued by the Company under the Purchase Agreement.  Other than Galaxy, none of the Reporting Persons directly owns any shares of the Common Stock, but, however, for the reasons set forth below, the other Reporting Persons may be deemed to beneficially own, and have the shared power to vote and direct the disposition of, the 11,647,255 shares of Common Stock (the “Shares”).

Galaxy CF Holdings and Galaxy PEF Holdings may deemed to beneficially own the Shares, as the holders of 50% each of the membership interests of Galaxy, and have the ability to direct the management and affairs of Galaxy as members.

FCOF (A), FCOF II (A), FCOF II (E), FCO MA II, FCO MA LSS and Galaxy CF UST may be deemed to beneficially own the Shares, as the holders of membership interests of Galaxy CF Holdings, and have the ability to direct the management and affairs of Galaxy CF Holdings as members.

Cusip No. 93148P102	Page 49 of 59 Pages

FCOF (B), FCOF (C), FCOF II (B), FCOF II (C), FCOF II (D) and FTS SIP may be deemed to beneficially own the Shares, as the holders of the membership interests of Galaxy CF UST, and have the ability to direct the management and affairs of Galaxy CF UST as members.

FCO Fund GP may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, FCOF (A), FCOF (B) and FCOF (C).  FCO Fund II GP may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, FCOF II (A), FCOF II (B), FCOF II (C), FCOF II (C), FCOF II (D) and FCOF II (E). FCO MA GP may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, FTS SIP.  FCO MA II GP may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, FCO MA II.  FCO MA LSS GP may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, FCO MA LSS.

FCO Advisors may be deemed to beneficially own the Shares, by virtue of its capacity as investment advisor of  FCOF (A), FCOF (B), FCOF (C), FCOF II (A), FCOF II (B), FCOF II (C), FCOF II (D) and FCOF II (E), pursuant to management agreements.  FCO MA Advisors may be deemed to beneficially own the Shares, by virtue of its capacity as investment advisor of  FTS SIP, pursuant to a management agreement.  FCO MA II Advisors may be deemed to beneficially own the Shares, by virtue of its capacity as investment advisor of  FCO MA II, pursuant to a management agreement. FCO MA LSS Advisors LLC may be deemed to beneficially own the Shares, by virtue of its capacity as investment advisor of  FCO MA LSS, pursuant to a management agreement.

FIF V (A), FIF V (D), FIF V (E), Galaxy Blocker B and Galaxy Blocker CFG may be deemed to beneficially own the Shares, as the holders of membership interests of Galaxy PEF Holdings, and have the ability to direct the management and affairs of Galaxy PEF Holdings as members.

FIF V (B) may be deemed to beneficially own the Shares, as the holder of all the membership interests of Galaxy Blocker B, and has the ability to direct the management and affairs of Galaxy Blocker B as the sole member.  FIF V (C), FIF V (F) and FIF V (G) may be deemed to beneficially own the Shares, as the holders of membership interests of Galaxy Blocker CFG, and have the ability to direct the management and affairs of Galaxy Blocker CFG as members.

FF V GP may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, FIF V (A), FIF V (D) and FIF V (E).  FF V GP (BCF) may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, FIF V (B), FIF V (C), FIF V (F) and FIF V (G).

Hybrid GP Holdings may be deemed to beneficially own the Shares, as the holder of all the membership interests, and has the ability to direct the management and affairs of as the sole member of, FCO Fund GP, FCO Fund II GP, FCO MA GP, FCO MA II GP and FCO MA LSS GP.

FF V GP Holdings may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, FF V GP.  FF V GP (BCF) Holdings may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, FF V GP (BCF).

Principal Holdings I may be deemed to beneficially own the Shares, as the holder of all the membership interests of, and has the ability to direct the management and affairs as member of, FF V GP (BCF) Holdings.  FIG Asset Co. may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, Principal Holdings I.

FIG LLC may be deemed to beneficially own the Shares, by virtue of its capacity as investment advisor of  FIF V (A), FIF V (B), FIF V (C), FIF V (D), FIF V (E), FIF V (F) and FIF V (G), pursuant to management agreements, and in its capacity as owner of FCO Advisors, FCO MA Advisors, FCO MA II Advisors and FCO MA LSS Advisors.

Cusip No. 93148P102	Page 50 of 59 Pages

FOE I may be deemed to beneficially own the Shares, by virtue of being the managing member of, and has the ability to direct the management and affairs of, Hybrid GP Holdings and owns all the membership interests of, and has the ability to direct the management and affairs as the sole member of, FIG LLC and FF V GP Holdings. FIG Corp. may be deemed to beneficially own the Shares, by virtue of being the general partner of, and has the ability to direct the management and affairs of, FOE I.  Fortress Investment Group LLC may be deemed to beneficially own the Shares, as owner of, and has the ability to direct the management and affairs of the owner of, all the shares of FIG Corp. and all membership interests of FIG Asset Co. LLC.

Item 5(c) of the Statement is amended and restated as follows:

(c) Except for the issuance of the Stock Consideration to CW Financial under the Purchase Agreement and the immediately subsequent transfer of the Stock Consideration from CW Financial to Galaxy, neither the Reporting Persons nor, to the knowledge of the Reporting Persons, any person named on Schedule A to the Statement, has effected any transaction in Common Stock during the past 60 days.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Statement is amended and restated as follows:

Except as disclosed in the Statement or as otherwise disclosed in Items 3, 4 and 5 of this Amendment, to the knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between any of the persons named in Item 2 and any person with respect to any securities of the Company, including, without limitation, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power over the securities of the Company.

Cusip No. 93148P102	Page 51 of 59 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  September 14 2012

CW Financial Services LLC

By:	/s/ Charles Spekta
Name:	Charles Spekta
Title:	Chief Executive Officer

Galaxy Acquisition LLC

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Vice President

Galaxy CF Holdings LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Galaxy PEF Holdings LLC

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Vice President

Fortress Credit Opportunities Fund (A) LP

By:	Fortress Credit Opportunities Fund (A) LP

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Cusip No. 93148P102	Page 52 of 59 Pages

Fortress Credit Opportunities Fund II (A) LP

By:	FCO Fund II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund II (E) LP

By:	FCO Fund II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA II LP

By:	FCO MA II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA LSS LP

By:	FCO MA LSS GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Galaxy CF UST Investment Holdings LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Cusip No. 93148P102	Page 53 of 59 Pages

Fortress Credit Opportunities Fund (B) LP

By:	FCO Fund GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund (C) L.P.

By:	FCO Fund GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund II (B) LP

By:	FCO Fund II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund II (C) L.P.

By:	FCO Fund II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund II (D) L.P.

By:	FCO Fund II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Cusip No. 93148P102	Page 54 of 59 Pages

FTS SIP L.P.

By:	FCO MA GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO Fund GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO Fund II GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA II GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA LSS GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Cusip No. 93148P102	Page 55 of 59 Pages

Fortress Credit Opportunities Advisors LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities MA Advisors LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities MA II Advisors LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA LSS Advisors LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Investment Fund V (Fund A) L.P.

By its General Partner Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

Cusip No. 93148P102	Page 56 of 59 Pages

Fortress Investment Fund V (Fund D) L.P.

By its General Partner Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

Fortress Investment Fund V (Fund E) L.P.

By its General Partner Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

Galaxy Acquisition Blocker B LLC

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Treasurer

Galaxy Acquisition Blocker CFG LLC

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Treasurer

Fortress Investment Fund V (Fund B) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

Cusip No. 93148P102	Page 57 of 59 Pages

Fortress Investment Fund V (Fund C) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

Fortress Investment Fund V (Fund F) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

Fortress Investment Fund V (Fund G) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

Cusip No. 93148P102	Page 58 of 59 Pages

Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

FIG LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Hybrid GP Holdings LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Fund V GP Holdings Ltd.

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

Fortress Fund V GP (BCF) Holdings Ltd

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Chief Financial Officer

Principal Holdings I LP

By its General Partner FIG Asset Co. LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Cusip No. 93148P102	Page 59 of 59 Pages

FIG Asset Co. LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Operating Entity I LP

By its General Partner FIG Corp.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FIG Corp.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Fortress Investment Group LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary